UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ZOSANO PHARMA CORPORATION
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ZOSANO PHARMA CORPORATION
34790 Ardentech Court
Fremont, California 94555
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
We invite you to attend Zosano Pharma Corporation’s 2021 Annual Meeting of Stockholders (the "Annual Meeting"), which is being held as follows:

Date:	Thursday, June 10, 2021

Time:	8:30 a.m., Pacific time

Location:	Our Annual Meeting will be conducted on the internet via webcast. You will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZSAN2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
At the Annual Meeting, we will ask our stockholders to:
•elect Linda Grais, M.D., J.D. and Steven Lo as our Class I directors, to serve for a three-year term ending at our 2024 annual meeting of stockholders;
•ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
•approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
•approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers; and
•consider any other business properly presented at the meeting.
The accompanying proxy statement describes these matters. We urge you to read this information carefully.
You may vote on these matters at the Annual Meeting, by proxy or via the internet or telephone. Whether or not you plan to attend the Annual Meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the Annual Meeting, you may withdraw your proxy or internet or telephone vote and vote your shares at the Annual Meeting. Only stockholders of record at the close of business on April 15, 2021 may vote at the meeting.
By order of the Board of Directors
Steven Lo
President and Chief Executive Officer
April 28, 2021

PROXY STATEMENT
ZOSANO PHARMA CORPORATION
2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
ZOSANO PHARMA CORPORATION
2021 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021
This proxy statement and our 2020 Annual Report to Stockholders (the "2020 Annual Report") are also available for viewing, printing and downloading at www.proxyvote.com and on at www.zosanopharma.com under "Investors-Financials & Filings-Annual Reports and Proxies."
INFORMATION ABOUT THE MEETING
The Meeting
The 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Zosano Pharma Corporation (the "Company," "we," "our" or "us") will be held at 8:30 a.m., Pacific time, on Thursday, June 10, 2021, on the internet via webcast at www.virtualshareholdermeeting.com/ZSAN2021. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will be asked to:
•elect Linda Grais, M.D., J.D. and Steven Lo as our Class I directors, to serve for a three-year term ending at our 2024 annual meeting of stockholders;
•ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
•approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("Say-on-Pay Vote");
•approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers ("Say-on-Pay Frequency Vote"); and
•consider any other business properly presented at the meeting.
You will be able to attend and participate online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ZSAN2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (“Internet Notice”), on your proxy card or on the instructions that accompanied your proxy materials.
This Proxy Solicitation
You are viewing or have received these proxy materials because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our 2020 Annual Report available to our stockholders electronically via the internet. On or about April 28, 2021, we mailed to our stockholders the Internet Notice containing instructions on how to access this proxy statement and our 2020 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2020 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the internet. This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.
The proxy card is a means by which you authorize another person to vote your shares at the meeting in accordance with your instructions. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.
Who May Vote
Holders of record of our common stock at the close of business on April 15, 2021 are entitled to one vote per share of common stock on each proposal properly brought before the Annual Meeting.

A list of stockholders entitled to vote will be available at the Annual Meeting. In addition, you may contact our Chief Executive Officer, Steven Lo, at our principal executive offices located at 34790 Ardentech Court, Fremont, California 94555, to make arrangements to review a copy of the stockholder list at our offices, between the hours of 9:00 a.m. and 5:30 p.m., Pacific time, on any business day from May 31, 2021 to the time of the Annual Meeting.
How to Vote
You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 15, 2021, the record date for the meeting. You may vote your shares at the meeting, by proxy, via the internet or via telephone:
•To vote electronically at the meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
•To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of Dr. Grais and Mr. Lo as Class I directors, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers and FOR a frequency of "one-year" for the Say-on-Pay Frequency Vote. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.
•To vote via the internet, you must access the website for internet voting at www.proxyvote.com. Please have the Internet Notice or proxy card handy when you access the website, and then follow the on-screen instructions. Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. (Eastern time) on June 9, 2021. If you vote via the internet, you do not have to return your proxy card via mail.
•To vote via telephone, use any touch-tone telephone and call 1 (800) 690-6903 to transmit your voting instructions up until 11:59 p.m. (Eastern time) on June 9, 2021. Please have the proxy card handy when you call, and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.
To participate in the Annual Meeting, including to vote via the internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.
If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:
•sending written notice to our Chief Executive Officer at our address set forth on the notice of meeting appearing on the cover of this proxy statement;
•submitting a duly executed proxy bearing a later date;
•voting again by proxy or via the internet or telephone on a later date; or
•voting online at the meeting.
Shares Held by Brokers or Nominees
If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides to you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your voting instruction form.
Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1 (Election of Directors), Proposal 3 (Say-on-Pay Vote) and Proposal 4 (Say-on-Pay Frequency Vote) are “non-routine” proposals. If you do not instruct your broker how to vote with respect to Proposals 1, 3 or 4, your broker will not vote on these proposals, as applicable, and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on Proposals 1, 3 or 4, as applicable. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.
Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, is considered to be a “routine” item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.
If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposals 1, 3 and 4, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.
Quorum Required to Transact Business
At the close of business on April 15, 2021, 106,728,371 shares of our common stock were outstanding. Our Bylaws require that a majority of the outstanding shares of our common stock be represented, in person, by remote communication, if applicable, or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.
Votes Required
Proposal 1 - Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. Stockholders will be given the choice to vote “for” or “withhold” votes for each nominee. Thus, the nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions will have the same effect as a vote against this proposal. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.
Proposal 3 - Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers. The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal and broker note-votes will have no effect on this proposal.
Proposal 4 - Approval, on an Advisory (Non-Binding) Basis, of the Frequency of Future Say-on-Pay Votes. The frequency that receives the approval of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of “One Year,” “Two Years” or “Three Years” that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker note-votes will have no effect on this proposal.
We plan to announce preliminary voting results at the meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the meeting.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may be “householding” our proxy materials. This means that only one Internet Notice or set of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a copy of proxy materials to you if you write or call us at our principal executive offices, 34790 Ardentech

Court, Fremont, California 94555, Attention: Steven Lo, President and Chief Executive Officer, telephone: (510) 745-1200. In the future, if you want to receive separate copies of the proxy materials, or if you are receiving multiple copies and would like to receive only one Internet Notice or set of proxy materials per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
Annual Report on Form 10-K
We will promptly deliver to you a copy of our 2020 Annual Report and additional copies of our proxy statement, without charge, if you write or call us at the following address or telephone number: Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, Attention: Steven Lo, President and Chief Executive Officer, telephone: (510) 745-1200.

PROPOSAL 1: ELECTION OF DIRECTORS
The first proposal on the agenda for the Annual Meeting is the election of Linda Grais M.D., J.D. and Steven Lo to serve as Class I directors.
Our Board of Directors is divided into three classes:
•Linda Grais M.D., J.D., Steven Lo and John P. Walker are Class I directors whose terms end at this year’s annual meeting of stockholders;
•Steven A. Elms and Kenneth R. Greathouse are Class II directors whose terms end at our annual meeting of stockholders in 2022; and
•Joseph “Jay” P. Hagan and Kleanthis G. Xanthopoulos, Ph.D. are Class III directors whose terms end at our annual meeting of stockholders in 2023.
On March 8, 2021, John P. Walker delivered notice of his intention to retire from the Board of Directors effective as of, and not stand for reelection at, the upcoming annual meeting of stockholders. On April 23, 2021, Steven Lo resigned as a Class III director, and on April 27, 2021, the Board of Directors appointed Mr. Lo as a Class I director, the resignation and appointment to be effective as of immediately prior to the 2021 Annual Meeting of Stockholders, in order to allocate directors among classes in as nearly equal number as possible. At each annual meeting of stockholders, a Class of directors is elected for a three-year term to succeed the directors of the same Class whose terms are then expiring. The term of the Class I directors elected at our 2021 Annual Meeting of Stockholders will begin at the meeting and end at our 2024 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.
The following table sets forth certain information as of April 15, 2021 regarding our Class I directors who have been nominated for election, and each other director who will continue in office following the 2021 Annual Meeting of Stockholders.

Name	Age	Position(s)
Class I Director Nominees
Linda Grais M.D., J.D. (1) (3)	64	Director, Nominating and Corporate Governance Committee Chair
Steven Lo	54	President, Chief Executive Officer and Director
Continuing Directors
Steven A. Elms (2) (3)	57	Director
Kenneth R. Greathouse (1) (2) (3)	68	Director
Joseph “Jay” P. Hagan (1)	52	Director, Audit Committee Chair
Kleanthis G. Xanthopoulos, Ph.D. (2)	63	Director, Compensation Committee Chair
Retiring Director
John P. Walker	72	Chairman of the Board of Directors

(1)Member of the Audit Committee
(2)Member of the Compensation Committee
(3)Member of the Nominating and Corporate Governance Committee
Class I Director Nominees
Linda Grais has served as a member of our Board of Directors since January 2019. She currently serves on the Board of Directors of Arca Biopharma and Corvus Pharmaceuticals, both publicly-held biopharmaceutical companies, PRA Health Sciences, a publicly-held contract research organization and Deerfield Healthcare Technology Acquisition Corporation, a publicly-held special purpose acquisition company. From 2012 to 2017, Dr. Grais was President, Chief Executive Officer, and a member of the Board of Directors of Ocera Therapeutics, Inc., a biopharmaceutical company, which was acquired by Mallinckrodt, a pharmaceutical company, in 2017. Prior to her employment by Ocera, Dr. Grais served as a Managing Member at InterWest Partners, a venture capital firm, from 2005 until 2011, investing in biotechnology and medical device companies. From July 1998 to July 2003, Dr. Grais was a founder and executive vice president of SGX Pharmaceuticals Inc., a drug discovery company, which was acquired by Eli Lilly & Co., a pharmaceutical company, in 2008. Prior to that, she worked as an attorney at Wilson Sonsini Goodrich & Rosati, where she represented Life Science companies. Before practicing law, Dr. Grais worked as an assistant clinical professor of Internal Medicine and Critical Care at the University of California, San Francisco.

Dr. Grais received a B.A. from Yale University, an M.D. from Yale Medical School and a J.D. from Stanford Law School. We believe that Dr. Grais’s extensive experience in the biopharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies her to serve as a member of our Board of Directors.
Steven Lo has served as our President and Chief Executive Officer and as a member of our Board of Directors since October 2019. Previously, from September 2015 to October 2019, Mr. Lo served as Chief Commercial Officer of Puma Biotechnology, Inc., a publicly-held biopharmaceutical company. Prior to joining Puma, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated, a publicly-held pharmaceutical company, from September 2010 to September 2015, including Senior Vice President, Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, Franchise Head, Endocrinology and Senior Director of Managed Care. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California. We believe that Mr. Lo’s perspective as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.
Continuing Directors
Steven A. Elms has served as a member of our Board of Directors since May 2018. He currently serves as a Managing Partner of Aisling Capital LLC/Aisling Capital Management LP (Aisling), a private equity firm. He joined Aisling in 2000 from the life sciences investment banking group of Chase H&Q (formerly Hambrecht and Quist Group Inc.) where he was a principal. Mr. Elms has served on the Board of Directors of the publicly-held companies ADMA Biologics, Inc., a commercial biopharmaceutical company, since July 2007 and Marker Therapeutics, Inc., a biotechnology company, since August 2019. Previously, Mr. Elms served on the Board of Directors of Loxo Oncology from 2013 to 2019, Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received a B.A. in Human Biology from Stanford University and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Elms's extensive financial services background and experience in the pharmaceutical and healthcare industries equip him to serve on our Board of Directors.
Kenneth R. Greathouse has served as a member of our Board of Directors since October 2017. Mr. Greathouse co-founded and has served as President of Argent Development Group since 2004, co-founded and has served as Chief Executive Officer of Melbourne Laboratories since 2012, co-founded and has served as Chief Executive Officer of Valcrest Pharmaceuticals since 2015 and co-founded and has served as Chief Executive Officer of Hesperian BioPharma since 2015. Mr. Greathouse has served as a member of the Board of Directors of Grove Sleep Holdings since 2009 and as a member of the Board of Directors of Optime Care since 2020. Mr. Greathouse received a B.S. from the University of California, Berkeley. We believe that Mr. Greathouse’s extensive experience in the pharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies him to serve as a member of our Board of Directors.
Joseph “Jay” P. Hagan has served as a member of our Board of Directors since May 2015. Mr. Hagan has served as Chief Executive Officer of Regulus Therapeutics Inc., a publicly-held clinical-stage biopharmaceutical company, since May 2017. Previously, he served as Regulus’s Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer since January 2016. From 2011 to December 2015, Mr. Hagan served as Orexigen Therapeutics, Inc.’s Chief Business & Financial Officer. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. Prior to Orexigen, Mr. Hagan worked at Amgen Inc., a publicly-held biopharmaceutical company, from September 1998 to April 2008, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures fund, Mr. Hagan was Head of Corporate Development at Amgen, leading such notable transactions as the acquisition of Immunex and Tularik and the spinouts of Novatrone and Relypsa, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advance Tissue Sciences. He has served as a member of the Board of Directors of Aurinia Pharmaceuticals, Inc., a publicly-held clinical stage biopharmaceutical company, since February 2018, and a member of the Board of Directors of Regulus since June 2017. Mr. Hagan received a B.S. in Physiology and Neuroscience from the University of California, San Diego and a M.B.A from Northwestern University. We believe that Mr. Hagan’s education and professional background in science and business management, and his work as a senior executive in the biotechnology industry qualify him to serve as a member of our Board of Directors.
Kleanthis G. Xanthopoulos, Ph.D. has served as a member of our Board of Directors since April 2013. Dr. Xanthopoulos is a serial entrepreneur whose passion is building healthcare companies focused on innovation. Dr. Xanthopoulos has over two decades of experience in the biotechnology and pharmaceutical research industries as an executive, company founder, chief executive officer, investor and board member. He has founded five companies, introduced three life science companies to Nasdaq as a Chief Executive Officer, and financed and brokered numerous creative strategic alliance and partnership deals with large pharmaceutical partners. Dr. Xanthopoulos is currently the CEO of IRRAS AB, a commercial stage medical device and drug delivery company, Chairman of Stork Capital Life Sciences, which focuses on building and investing in innovative biotechnology companies, and Executive Chairman of Shoreline Biosciences, Inc., which is focused on immunotherapies using intelligently engineered iPSC-derived allogeneic cells. He served as Managing General Partner at Cerus DMCC, an investment firm, from August 2015 through 2020. Dr. Xanthopoulos served as President and Chief Executive Officer of Regulus Therapeutics Inc., a publicly-held clinical stage biopharmaceutical company, from the time of its formation in 2007 until June 2015. Prior to that, he was a managing director of Enterprise Partners Venture Capital. Dr. Xanthopoulos co-founded and served as President and Chief Executive Officer of Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from its inception in 2000 to 2006 and remained a Director until its acquisition by Roche in 2011. He was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals, Inc.) from 1997 to 2000. Dr. Xanthopoulos participated in The Human Genome Project as a Section Head of the National Human Genome Research Institute from 1995 to 1997. Prior to this, Dr. Xanthopoulos was an Associate Professor at the Karolinska Institute, in Stockholm, Sweden, after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, he was named the E&Y Entrepreneur of the year in 2006 in San Diego and the San Diego Business Journal’s Most Admired mid-size company CEO in 2013. Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden. Dr. Xanthopoulos is a member of the board of directors of IRRAS AB, Connect Biopharma, Chairman of the board of directors of Shoreline Biosciences, Inc. and is the co-founder and a member of the board of directors of privately held Sente Inc. Previously, he served on the boards of LDO sp.a. (Milan, Italy), Odyssey Therapeutics, Anadys Pharmaceuticals and Regulus Therapeutics. We believe that Dr. Xanthopoulos’s senior executive experience managing and developing a major biotechnology company and his extensive industry knowledge and leadership experience in the biotechnology industry qualify him to serve as a member of our Board of Directors.
Retiring Director
John P. Walker has served as a member of our Board of Directors since May 2016. From August 2017 to October 2019, Mr. Walker served as our President and Chief Executive Officer, and he served as our Interim Chief Executive Officer from May 2017 to August 2017. Mr. Walker has served as Chairman of Vizuri Health Sciences, LLC since March 2016 and Chairman of the Boards of Propella Therapeutics Inc. and Vizuri Health Sciences Consumer Health Inc. since May 2020. He also previously served as a Managing Director of Four Oaks Partners, a life sciences transaction advisory firm, which he co-founded in March 2012, until January 2015. As part of his activities with Four Oaks Partners, Mr. Walker served as the Chairman and Interim Chief Executive Officer of Neuraltus Pharmaceuticals, Inc., a privately held biopharmaceutical company, until October 2013. From February 2009 until July 2010, Mr. Walker was the Chief Executive Officer at iPierian Inc., a company focused on the use of inducible stem cells for drug discovery. From 2006 until 2009, Mr. Walker served as the Chairman and Chief Executive Officer of Novacea, Inc., a pharmaceutical company that merged with Trancept Pharmaceuticals, Inc. in 2009. Since 2001, Mr. Walker, acting as a consultant, was Chairman and Interim Chief Executive Officer at Kai Pharmaceuticals, Guava Technologies, Centaur Pharmaceuticals, Inc., and Chairman and Chief Executive Officer of Bayhill Therapeutics. From 1993 until 2001, Mr. Walker was the Chairman and Chief Executive Officer of Arris Pharmaceuticals Corporation and its successor, Axys Pharmaceuticals Inc. Mr. Walker previously served on the Board of Directors of Geron Corporation and Evotec AG. Mr. Walker currently serves on the Board of Directors of Packard Children's Health Alliance, and is a member of the Board of Trustees at the University of Puget Sound. Mr. Walker received a B.A. from the State University of New York at Buffalo and is a graduate of the Advance Executive Program at the Kellogg School of Management at Northwestern University. We believe Mr. Walker’s 40 years in the life sciences industry and his experience as Chairman and Chief Executive Officer of a number of development and commercial stage companies, including his prior service as our President and Chief Executive Officer, qualify him to serve as a member of our Board of Directors.
If for any reason either of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each of the nominees has consented to serve as a director if elected, and we currently have no reason to believe that a nominee will be unable to serve.
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. The nominees receiving the greatest number of votes “FOR” election will be elected as Class I directors. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DR. GRAIS AND MR. LO.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of a review of various independent registered public accounting firms, on May 28, 2019, our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. Accordingly, we dismissed Marcum LLP (“Marcum”), which previously served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2017 and 2018.
During the Company’s fiscal years ended December 31, 2017 and 2018, and any subsequent interim period through the date of Marcum’s dismissal, there were no: (1) disagreements with Marcum on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in connection with their reports on the Company’s financial statements, or (2) there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC, during the Company’s years ended December 31, 2017 and 2018 or in any subsequent interim period through the date of Marcum’s dismissal. The audit reports of Marcum on the Company’s financial statements for the years ended December 31, 2017 and 2018, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that both of the reports included an explanatory paragraph with respect to the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.
The Company provided Marcum with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Marcum furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Marcum’s letter dated May 31, 2019, was attached as Exhibit 16.1 to the Report.
Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, then the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain Deloitte & Touche LLP or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions will have the same effect as a vote against this proposal. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
Board Composition
Our Board of Directors currently consists of seven members, and there are no contractual obligations regarding the election of our directors. Each of our directors holds office until the director’s successor has been elected and qualified or until the director’s earlier death, resignation or removal.
Our Certificate of Incorporation and our Bylaws provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the Board of Directors. Our Certificate of Incorporation and Bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an increase in the authorized number of directors constituting the Board of Directors, may be filled only by vote of a majority of our directors then in office.
In accordance with the terms of our Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with members of each Class serving staggered three-year terms, divided as follows:
•the Class I directors are Dr. Grais, Mr. Lo and Mr. Walker, whose terms will expire at this year’s annual meeting of stockholders;
•the Class II directors are Mr. Elms and Mr. Greathouse, whose terms will expire at our annual meeting of stockholders to be held in 2022; and
•the Class III directors are Mr. Hagan and Dr. Xanthopoulos, whose terms will expire at our annual meeting of stockholders to be held in 2023.
Upon the expiration of the term of a Class of directors, directors in that Class are eligible, if nominated, to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
On March 8, 2021, Mr. Walker delivered notice of his intention to retire from the Board of Directors effective as of, and not stand for reelection at, this year's annual meeting of stockholders. After the resignation of Mr. Walker, our Board of Directors will consist of six members.
On April 23, 2021, Mr. Lo resigned as a Class III director and the Board of Directors appointed Mr. Lo as a Class I director, effective as of immediately prior to the 2021 Annual Meeting of Stockholders, in order to allocate directors among classes in as nearly equal number as possible.
Our common stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in the Nasdaq rules. Under the Nasdaq rules, a company’s Board of Directors must affirmatively determine whether or not each director qualifies as an “independent director.” A director will only qualify as an “independent director” if, in the opinion of the company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered to be independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Elms, Dr. Grais, Mr. Greathouse, Mr. Hagan and Dr. Xanthopoulos is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, and that Mr. Lo, our President and Chief Executive Officer, and Mr. Walker, our former President and Chief Executive Officer, are not “independent directors.” In addition, the Board of Directors determined that each of Dr. Grais, Mr. Greathouse and Mr. Hagan is an “independent director” as defined under Rule 10A-3 under the Exchange Act. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of such directors, including the beneficial ownership of our capital stock by each non-employee director and by entities with which each non-employee director is associated.
Board of Directors Leadership Structure
Our Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairperson of the Board of Directors and Chief Executive Officer and/or to implement the role of lead independent director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company.
Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of the Company, while the Chairperson of the Board of Directors provides guidance to the Chief Executive Officer and presides over meetings of the full Board of Directors. At this time, Mr. Walker is Chairman of the Board. After Mr. Walker’s retirement, we expect that the position of Chairperson may initially be vacant. The Board of Directors has appointed Mr. Greathouse as the lead independent director, effective as of the 2021 Annual Meeting of Stockholders. The lead independent director’s duties and responsibilities include advising on Board meeting agendas, calling and presiding over executive sessions of the Board of Directors, acting as a liaison between the independent directors and the Chief Executive Officer and management and presiding at Board meetings in the absence of the Chairperson. While our Board of Directors believes that oversight of the Company is the responsibility of our Board of Directors as a whole, and this responsibility can be properly discharged without a Chairperson or lead independent director, our Board of Directors determined that appointing Mr. Greathouse as lead independent director would facilitate interactions between our Chief Executive Officer and the other independent directors and would enable the Board of Directors and the Company to utilize Mr. Greathouse’s experience across strategic and operational matters in pharmaceutical and biotechnology companies.
Periodically, our Board of Directors assesses these roles and the board leadership structure to ensure that the interests of the Company and its stockholders are best served. Our Board of Directors has determined that its current structure is in the best interests of the Company and its stockholders at this time.
Board of Directors Role in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees, which are the only standing committees of our Board of Directors, operates under a charter that has been approved by our Board of Directors. A current copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.”
Audit Committee. The current members of our Audit Committee are Dr. Grais, Mr. Greathouse and Mr. Hagan, with Mr. Hagan serving as the Chair of the Audit Committee. Our Board of Directors has determined that each of Dr. Grais, Mr. Greathouse and Mr. Hagan meets the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) under the Exchange Act. Each of the members of our Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The Board of Directors has also determined that Mr. Hagan qualifies as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The Audit Committee assists our Board of Directors in its oversight of:
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent registered public accounting firm; and
•the performance of our independent registered public accounting firm.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related person transactions entered into by us.
The Audit Committee met in person or by telephone five times during fiscal year 2020.
Compensation Committee. The current members of our Compensation Committee are Mr. Elms, Mr. Greathouse and Dr. Xanthopoulos, each of whom is an independent director. Dr. Xanthopoulos serves as the Chair of the Compensation Committee.
The Compensation Committee:
•approves the compensation and benefits of our executive officers;
•reviews and makes recommendations to the Board of Directors regarding benefit plans and programs for employee compensation;
•oversees the administration and design of our 401(k) plan; and
•administers our equity compensation plans.
Pursuant to our Amended and Restated 2014 Stock Option and Incentive Plan, as amended (the “2014 Plan”), our Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2014 Plan to new and promoted employees below specified levels of responsibility.
Since July 2015, our Compensation Committee has retained Radford, a national executive compensation consulting firm. Radford was engaged to assist in developing an appropriate peer group for executive pay benchmarking, assist the Compensation Committee in developing appropriate incentive plans for our executives and non-executive level employees and to provide the Compensation Committee with advice and ongoing recommendations regarding material compensation decisions. Radford reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Radford and has determined that Radford’s work does not raise a conflict of interest. The Compensation Committee also evaluated the independence of other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work does not raise any conflicts of interest.
The Compensation Committee met in person or by telephone three times during fiscal year 2020.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Mr. Elms, Dr. Grais and Mr. Greathouse. Dr. Grais is the Chair of the Nominating and Corporate Governance Committee. Each of Mr. Elms, Dr. Grais and Mr. Greathouse is an independent director.
The Nominating and Corporate Governance Committee:
•identifies individuals qualified to become members of the Board of Directors;
•recommends to the Board of Directors nominations of persons to be elected to the Board of Directors; and
•advises the Board of Directors regarding appropriate corporate governance policies and assists the Board of Directors in achieving them.
The Nominating and Corporate Governance Committee met in person or by telephone two times during fiscal year 2020.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, our Compensation Committee consisted of Mr. Elms, Mr. Greathouse and Dr. Xanthopoulos. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor has any of them ever been an officer or employee of the Company. In 2019, Mr. Elms had related person transactions requiring disclosure under Item 404 of Regulation S-K. See “Certain Relationships and Related Person Transactions.”
Code of Business Conduct and Ethics; Corporate Governance Guidelines
We have adopted a written code of ethics that applies to our directors, executive officers and employees, and we also have adopted corporate governance guidelines. A copy of our code of ethics is posted on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.” If we make any substantive amendments to, or grant any waivers from, a provision of our code of ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.
Meetings of the Board of Directors
Our Board of Directors met in person or by telephone 12 times during fiscal year 2020. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee of the Board of Directors on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2020.
Policy Regarding Board Attendance
Our directors are expected to attend meetings of the Board of Directors and meetings of committees of the Board of Directors on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend our annual meeting of stockholders, but we do not have a formal policy requiring them to do so. Our last annual meeting of stockholders held on June 25, 2020 and was attended by four of the members of our Board of Directors.
Director Candidates and Selection Process
Our Nominating and Corporate Governance Committee, in consultation with our Board of Directors, is responsible for identifying and reviewing candidates to fill open positions on the Board of Directors, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise, and recommending to our full Board of Directors candidates for nomination for election as directors. In evaluating the qualifications of candidates, the Nominating and Corporate Governance Committee will consider any requirements of applicable law and Nasdaq listing standards, a candidate’s strength of character, judgment, business experience and specific areas of expertise, familiarity with our industry, principles of diversity, factors relating to the composition of our Board of Directors (including its size and structure), and such other factors as the Nominating and Corporate Governance Committee deems to be appropriate. The goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The Nominating and Corporate Governance Committee is responsible for reviewing from time to time the criteria it uses to evaluate the qualifications of candidates.
Our Nominating and Corporate Governance Committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our Board of Directors. Our priority in selection of members of the Board of Directors is identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among members of the Board of Directors, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555. Assuming that appropriate biographical and background material is provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the Board of Directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of this responsibility, the Nominating and Corporate Governance Committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the Nominating and Corporate Governance Committee or imposed by applicable law or listing standards.
Communications with our Board of Directors
Stockholders wishing to communicate with our Board of Directors should send correspondence to the attention of our Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary will review all correspondence confirmed to be from stockholders with the Chairperson of the Board of Directors (or if none has been appointed, the lead independent director), who will decide whether or not to forward the correspondence or a summary of the correspondence to the full Board of Directors or a committee thereof. The Secretary and the Chairperson of the Board of Directors (or lead independent director) will review all stockholder correspondence, but the decision to relay that correspondence to the full Board of Directors or a committee thereof will rest entirely within the discretion of the Chairperson (or lead independent director). Our Board of Directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Chairperson (or lead independent director), our Board of Directors may elect to adopt more elaborate screening procedures.
Our Management
Our executive officers, their positions and their ages as of April 15, 2021 are set forth below:

Name	Age	Position(s)
Steven Lo	54	President, Chief Executive Officer and Director
Christine Matthews	52	Chief Financial Officer
Hayley Lewis	45	Senior Vice President, Operations
Donald Kellerman, Pharm.D.	66	Vice President, Clinical Development and Medical Affairs
Steven Lo. See “Proposal 1: Election of Directors” for Mr. Lo’s biographical information.
Christine Matthews has served as our Chief Financial Officer since May 2020, as our Interim Chief Financial Officer from February 2020 to May 2020 and as our Vice President, Corporate Controller from January 2019 to May 2020. From August 2015 to January 2019, Ms. Matthews served as an accounting and financial consultant with Resources Global Professionals (“RGP”), a professional services company. Prior to joining RGP, from September 2013 to June 2015, Ms. Matthews served as Senior Director of Finance at Cepheid, Inc., a biotechnology company, supporting North America commercial operations. Prior to Cepheid, Ms. Matthews held positions of increasing responsibility, most recently as Group Director of Finance at Cadence Design Systems. Ms. Matthews began her career with Arthur Andersen, LLP and holds a B.S. in Business Administration with an Emphasis in Accounting from the University of Colorado at Boulder.
Hayley Lewis has served as our Senior Vice President, Operations since July 2017 and Vice President of Regulatory Affairs and Quality from October 2015 until June 2017. Prior to joining the Company, Ms. Lewis was Vice President of Regulatory Affairs and Quality at Carbylan Therapeutics from May 2014 until May 2015. While at Carbylan, Ms. Lewis was part of the executive team that took the company public in April 2015, as well as being responsible for all regulatory and quality activities, both internally and for Carbylan’s external development programs. From 2003 to 2014, Ms. Lewis held positions of increasing responsibility, most recently as the Senior Director of Regulatory Affairs at Depomed, Inc. During her tenure, she led the company in the approvals of three NDAs, Proquin®, Glumetza®, and Gralise®, as well as approvals of several supplemental NDAs for Gralise®, Cambia®, Zipsor® and Lazanda®, including a line extension for Glumetza®, CMC, and labeling changes for the neurology and pain product lines for Depomed’s portfolio. Ms. Lewis received a B.S. in Pharmaceutical Sciences from the University of Greenwich and completed the Executive Program for Women Leaders at the Stanford Graduate School of Business.
Donald Kellerman, Pharm.D. has served as our Vice President of Clinical Development and Medical Affairs since July 2015. Prior to joining us, Dr. Kellerman served as Senior Vice President of Clinical Development and Regulatory Affairs at Tonix Pharmaceuticals from April 2014 to April 2015. Previously, from 2008 to 2013, Dr. Kellerman served as Senior Vice President of Clinical Development and Medical Affairs at MAP Pharmaceuticals, Inc. (acquired by Allergan, Inc.). Dr. Kellerman also held the position of Senior Vice President of Development at Inspire Pharmaceuticals, Inc. from 1999 to 2008, where he was responsible for all aspects of drug development, including clinical research, regulatory affairs, project management and biostatistics. He also led groups responsible for running several clinical programs in the respiratory, ophthalmology and cardiovascular areas. In addition, Dr. Kellerman has served in various clinical and project leadership positions at Glaxo Wellcome, Sepracor, Inc., and E.R. Squibb and Sons, Inc. He has more than 25 years of experience in the development of prescription pharmaceuticals and has lead- or co-authored more than 80 publications. Dr. Kellerman holds Doctor of Pharmacy and Bachelor of Science degrees from the College of Pharmacy at the University of Minnesota.
Director Compensation
Pursuant to our non-employee director compensation program, in 2020, our non-employee directors received cash compensation as follows:
•for serving as a member of our Board of Directors, an annual cash retainer of $45,000; and
•for serving as the chairperson of the Compensation Committee of the Board of Directors, an additional annual cash retainer of $7,000; for serving as the chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, an additional annual cash retainer of $7,000; for serving as the chairperson of the Audit Committee of the Board of Directors, an additional annual cash retainer of $10,000, for serving as lead independent director, an additional annual cash retainer of $10,000, and for serving as the chairman of the Board of Directors, an additional annual cash retainer of $25,000.
The cash fees described above were paid in monthly installments through September 2020 and quarterly thereafter. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and of committees on which they serve.
In June 2020, we also granted an option to purchase 15,000 shares of our common stock and 7,500 restricted stock units to each of our non-employee directors. Each award vests in full on June 3, 2021, subject to continued service through such date.
Effective March 4, 2021, the Board of Directors has approved an amended non-employee director compensation program. Under the amended program, our non-employee directors will receive compensation as follows:
•for serving as a member of our Board of Directors, an annual cash retainer of $45,000;
•for serving as the chair of the Audit Committee of the Board of Directors, an additional annual cash retainer of $15,000; for serving as the chair of the Compensation Committee of the Board of Directors, an additional annual cash retainer of $11,000; for serving as the chair of the Nominating and Corporate Governance Committee of the Board of Directors, an additional annual cash retainer of $8,000; for serving as lead independent director, an additional annual cash retainer of $10,000; and for serving as the Non-Executive Chair of the Board of Directors, an additional annual cash retainer of $30,000; and
•for serving as a non-chair member of the Audit Committee of the Board of Directors, an additional annual cash retainer of $7,500; for serving as a non-chair member of the Compensation Committee of the Board of Directors, an additional annual cash retainer of $5,500, and for serving as a non-chair member of the Nominating and Corporate Governance Committee of the Board of Directors, an additional annual cash retainer of $4,000.
The cash fees described will be paid quarterly in arrears.
In addition, under the amended non-employee director compensation program, each non-employee director initially elected or appointed to the Board of Directors will automatically be granted an option to purchase 90,000 shares of our common stock, which will vest as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to continued service. Each non-employee director who will continue to serve on the Board of Directors as of the date of each annual meeting of stockholders will also automatically be granted an option to purchase 30,000 shares of our common stock and 15,000 restricted stock units, provided that any non-employee director who commenced service during the 12 months preceding the annual meeting will be granted a prorated award of options and restricted stock units based on the number of months served. The annual options and restricted stock units will vest in full on the earlier of the first anniversary of the grant date and immediately prior to the next annual meeting following the grant date, subject to continued service. In addition, all outstanding equity awards held by non-employee directors will vest in full upon a change in control.
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our non-employee directors during fiscal year 2020:

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Steven Elms	45,000	6,285	12,579	63,864
Linda Grais	52,000	6,285	12,579	70,864
Kenneth R. Greathouse	45,000	6,285	12,579	63,864
Joseph “Jay” P. Hagan	55,000	6,285	12,579	73,864
John P. Walker	70,000	6,285	12,579	88,864
Kleanthis G. Xanthopoulos, Ph.D.	52,000	6,285	12,579	70,864

 (1) Represents the aggregate grant date fair value of stock awards or option awards granted in fiscal year 2020, determined in accordance with ASC 718. See Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a description of the assumptions used in calculating the grant date fair value.
At the end of fiscal year 2020, our non-employee directors held outstanding stock options and restricted stock units as follows:

	Number of Shares Subject to Outstanding Options	Restricted Stock Units
Steven Elms	41,500	7,500
Linda Grais	40,000	7,500
Kenneth R. Greathouse	46,000	7,500
Joseph “Jay” P. Hagan	45,400	7,500
John P. Walker(1)	431,840	7,500
Kleanthis G. Xanthopoulos, Ph.D.	45,415	7,500

(1) Includes 415,000 stock options which were granted to Mr. Walker in his previous role as the Company's President and Chief Executive officer.

EXECUTIVE COMPENSATION
Executive Summary
The following is a discussion and analysis of compensation arrangements of our named executive officers.
Our Compensation Committee, which is appointed by our Board of Directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. We have structured the compensation programs for our executives around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.
Our named executive officers for fiscal year 2020 and their positions with the Company were as follows:
•Steven Lo, President and Chief Executive Officer;
•Hayley Lewis, Senior Vice President, Operations; and
•Donald Kellerman, Pharm.D., Vice President, Clinical Development and Medical Affairs.
2020 Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers for fiscal years 2020 and 2019, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)	Total ($)
Steven Lo	2020	525,775	52,000	(3)	122,558	251,024	178,500	—	1,129,857
President and Chief Executive Officer	2019	105,673	50,000		—	718,965	—	—	874,638

Hayley Lewis	2020	366,375	—		15,713	32,183	213,876	—	628,147
Senior Vice President, Operations

Donald Kellerman	2020	367,025	—		15,713	32,183	215,198	—	630,119
Vice President, Clinical Development and Medical Affairs	2019	353,000	—		—	67,851	—	—	420,851

(1) Represents the aggregate grant date fair value of stock awards and option awards as determined in accordance with ASC 718. See Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a description of the assumptions used in calculating the grant date fair value.
(2) Amounts represent (i) $178,500, $105,376 and $105,148 paid to Mr. Lo, Ms. Lewis and Dr. Kellerman, respectively, under our 2020 annual bonus program and (ii) $108,500 and $110,050 paid to Ms. Lewis and Dr. Kellerman, respectively, which amounts were based on achievement of 2019 corporate and individual goals, but did not become payable until the completion of our follow-on offering in September 2020.
(3) Amount represents a spot bonus paid to Mr. Lo upon the completion of our follow-on offering in September 2020.
Narrative Disclosure to Summary Compensation Table
We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long- term results that are in the best interests of our stockholders, and a long-term commitment to our Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.
Our Compensation Committee is responsible for approving the compensation and benefits of our executive officers.

2020 Salaries
The annual base salary for each named executive officer for 2020 was as follows: Mr. Lo ($525,000), Ms. Lewis ($370,000) and Dr. Kellerman ($369,200). The base salaries for Ms. Lewis and Dr. Kellerman were effective April 1, 2020 and reflected an increase of 5.7% and 4.0%, respectively, from the 2019 levels. Mr. Lo’s base salary remained unchanged from his base salary in 2019, which was established in connection with his commencement of employment in October 2019.
Terms and Conditions of 2020 Bonuses
2020 Annual Bonuses
Annual performance-based bonuses are intended primarily to motivate our named executive officers to achieve annual operational and financial objectives set by the Board of Directors to promote achievement of our business strategies and increase shareholder value. Whether a named executive officer receives an annual bonus, and if so, the amount of that bonus, depends on the achievement of corporate goals and objectives. For our named executive officers other than Mr. Lo, the amount of the bonus also depends on achievement of individual goals and objectives, with corporate achievement weighted 90% and individual achievement weighted 10%.
Each named executive officer’s target annual cash bonus is expressed as a percentage of base salary, which is set annually by our Board of Directors. Our Board of Directors determines each bonus amount in its discretion based on the achievement of corporate and, as applicable, individual performance goals. The 2020 annual bonuses for Mr. Lo, Dr. Kellerman and Ms. Lewis were targeted at 50%, 40% and 40% of their respective base salaries, which remained unchanged from 2019. Actual annual cash bonuses earned by each named executive officer for 2020 were dependent upon the Company's performance relative to predetermined corporate objectives.
For the fiscal year 2020, the Compensation Committee established corporate objectives that it considered critical to the near- and long-term success of the Company. The corporate objectives primarily consisted of the following: obtain NDA acceptance and FDA approval of Qtrypta™ (M207) (“Qtrypta”); complete a follow-on financing; secure a supply chain for Qtrypta; ensure commercialization readiness for Qtrypta; expand opportunities through feasibility studies with collaborative partners; and complete enrollment of a clinical study in cluster headache. In March 2021, the Board of Directors determined that the corporate objectives for our 2020 annual bonuses were achieved at 68% and the individual objectives for Ms. Lewis and Dr. Kellerman were achieved at 100%. The actual bonuses paid to our named executive officers for 2020 performance are included above under the “Non-Equity Incentive Compensation” column of the 2020 Summary Compensation Table.
Additional 2020 Bonuses
In February 2020, the Board of Directors determined that our 2019 corporate objectives were achieved at 75% and that each of Ms. Lewis and Dr. Kellerman had achieved their individual objectives at 100% of target. Based on such determinations, the Board of Directors determined that Ms. Lewis and Dr. Kellerman would be eligible to receive bonuses in the amounts of $108,500 and $110,050, respectively, subject to the Company’s completion of an additional significant financing or strategic transaction as determined by the Board of Directors, with a potential bonus of $52,000 to be paid to Mr. Lo at such time as determined by the Board of Directors. In August 2020, in connection with a follow-on offering of our common stock, the Board of Directors approved the payment of the foregoing bonuses to Mr. Lo, Ms. Lewis and Dr. Kellerman following the completion of the offering.
2020 Equity Award Grants
We periodically make equity grants to our employees, including our named executive officers. In 2020, we made grants of restricted stock units and stock options to our named executive officers. The restricted stock units awarded to our named executive officers in 2020 vest annually over four years, subject to continued service. The options awarded to our named executive officers in 2020 were granted with an exercise price equal to the closing market price of our ordinary shares on the date of grant, and require continued service for four years in order to vest fully. Options therefore compensate our executives only if our share price increases after the date of grant, and both options and restricted stock units require the executive to remain in service to the Company for a specified period to become fully vested and/or exercisable. The Compensation Committee thus considers options and restricted stock units an effective incentive and retention tool because they motivate our executives to increase shareholder value and remain with the Company.

In June 2020, we made the following grants of restricted stock units and option awards to our named executive officers:

	Restricted Stock Units	Option Awards
Steven Lo	146,250	292,500
Hayley Lewis	18,750	37,500
Donald Kellerman	18,750	37,500
The restricted stock units vest in substantially equal annual installments on each of the first four anniversaries of June 3, 2020, subject to the named executive officer’s continued service on each applicable vesting date. The option awards vest in substantially equal monthly installments over four years from June 3, 2020, subject to the named executive officer’s continued service on each applicable vesting date.
The Compensation Committee determined the size of each named executive officer's option and restricted stock unit award after considering comparative market data provided by the Compensation Committee's compensation consultant, as well as the named executive officer's position, responsibilities and performance.
Outstanding Equity Awards at 2020 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

		Option Awards (1)						Stock Awards (1)
	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Steven Lo	10/21/2019	131,250	(3)	318,750	(3)	1.94	10/21/2029
	6/3/2020	36,562	(4)	255,938	(4)	1.01	6/3/2030
	6/3/2020							146,250	(5)	77,074

Hayley Lewis		1,500		—		45.20	12/15/2025
		1,349		—		51.40	3/29/2026
		9,000		—		11.40	11/2/2026
	4/16/2018	66,666	(4)	33,334	(4)	4.24	4/16/2028
	6/11/2019	11,249	(4)	18,751	(4)	2.75	6/11/2029
	6/3/2020	4,687	(4)	32,813	(4)	1.01	6/3/2030
	6/3/2020							18,750	(5)	9,881

Donald Kellerman		1,500		—		45.20	12/15/2025
		1,349		—		51.40	3/29/2026
		9,000		—		11.40	11/2/2026
	4/16/2018	66,666	(4)	33,334	(4)	4.24	4/16/2028
	6/11/2019	11,249	(4)	18,751	(4)	2.75	6/11/2029
	6/3/2020	4,687	(4)	32,813	(4)	1.01	6/3/2030
	6/3/2020							18,750	(5)	9,881

(1) The vesting of each option and restricted stock unit is subject to the holder's continued service with us through the applicable vesting date.
(2) The market value of unvested restricted stock units is based on the closing price of our Common Stock on Nasdaq of $0.527 per share on December 31, 2020.

(3) This option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the vesting start date, and as to the remaining underlying shares in equal monthly installments over three years, resulting in the option being fully vested on the fourth anniversary of the vesting start date.
(4) This option vests and becomes exercisable in substantially equal monthly installments over four years so that the option is fully vested on the fourth anniversary of the vesting start date.
(5) The restricted stock units vest annually over four years from the vesting start date so that the restricted stock units are fully vested on the fourth anniversary of the vesting start date.
Employment Arrangements
As of December 31, 2020, we were a party to employment offer letters with Mr. Lo, Ms. Lewis and Dr. Kellerman. These offer letters set forth the terms and conditions of employment of each named executive officer, including base salary, annual bonuses, initial equity award grants and standard employee benefit plan participation. The agreements also include certain change in control and severance provisions.
Pursuant to the terms of Mr. Lo’s offer letter, in the event of termination of his employment other than for cause or for good reason, in either case, other than during the one-year period following a change in control of the Company, then, subject to his execution of a release of claims against the Company, Mr. Lo will receive continued payment of his base salary for 12 months following termination and payment or reimbursement of continued healthcare premiums for up to 12 months. In addition, the vesting of Mr. Lo’s equity awards will accelerate with respect to 25% of any then-unvested shares upon such termination. In the event of Mr. Lo’s termination of employment by the Company without cause or his resignation for good reason, in either case, during the one-year period following a change in control of the Company, then, subject to his execution of a release of claims against the Company, Mr. Lo will receive a lump sum severance payment equal to (i) 18 months of his then-current base salary plus (ii) an amount equal to any bonus earned for the prior fiscal year, and payment or reimbursement of continued healthcare premiums for up to 18 months. In addition, the vesting of Mr. Lo’s equity awards will accelerate in full upon such termination. Under the offer letter, in the event of Mr. Lo’s disability, the Company will also pay base salary and provide employee benefits to Mr. Lo, in each case, for up to 12 weeks during any period of 365 consecutive calendar days.
Pursuant to the amended offer letters with Ms. Lewis and Dr. Kellerman, in the event of a termination of employment without cause or for good reason, subject to the execution of an effective release of claims against the Company, the named executive officer will be entitled to receive his or her base salary for a period of six months and healthcare coverage for a period of up to six months. In addition, any stock options and other equity awards will accelerate as to 25% of any then unvested shares. In the event of a termination without cause or for good reason within the one-year period following a change in control, subject to the execution of an effective release of claims against the Company, the named executive officer will be entitled to receive a lump sum severance payment equal to (i) 12 months of base salary plus (ii) an amount equal to his or her bonus, if any, earned for the immediately preceding fiscal year, and payment or reimbursement of continued healthcare premiums for up to 12 months. In addition, any stock options and other equity awards will accelerate as to 100% of any then unvested shares. In the event of disability, the Company has also agreed to pay base salary and provide benefits, in each case, for up to 12 weeks during any period of 365 consecutive calendar days.
Securities Authorized for Issuance under Equity Compensation Plans
We have two compensation plans under which equity securities are currently outstanding: our Amended and Restated 2014 Equity and Incentive Plan and our 2012 Stock Incentive Plan. In connection with the consummation of our initial public offering of common stock in January 2015, our Board of Directors terminated the 2012 Stock Incentive Plan effective as of January 27, 2015 and no further awards may be issued under the 2012 Stock Incentive Plan, except that the awards outstanding under the 2012 Stock Incentive Plan at the time of its termination continue to be governed by the terms of the 2012 Stock Incentive Plan. Our 2014 Equity and Incentive Plan was approved by our stockholders in July 2014 and our 2012 Stock Incentive Plan was approved by our stockholders in April 2012. The following table provides certain information as of December 31, 2020, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options		Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders (1) (2)	2,507,041	$3.70	(3)	84,402
Equity compensation plans not approved by security holders (4)	552,500	$1.79		—
Total	3,059,541			84,402

(1) Consists of the Amended and Restated 2014 Equity and Incentive Plan and the 2012 Stock Incentive Plan. Consists of 2,167,846 shares of common stock underlying outstanding options and 335,004 shares of common stock underlying outstanding restricted stock units.
(2) The Amended and Restated 2014 Equity and Incentive Plan contains an "evergreen" provision, pursuant to which, beginning January 1, 2019 and continuing thereafter, the number of shares of common stock reserved and issuable under the plan increases by (a) 3.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (b) such lesser number of shares of common stock as determined by the Compensation Committee.
(3) Represents the weighted average exercise price of outstanding options and is calculated without taking into account outstanding restricted stock units.
(4) Represents inducement option grants granted without the approval of our stockholders in reliance on Nasdaq Listing Rule 5635(c). Such options vest as to 25% of the underlying shares on the first anniversary of the commencement of the employee’s employment with the Company and as to 1/48th of the shares on each monthly anniversary thereafter subject to such employee’s continued service. The options have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of no more than ten years.

PROPOSAL 3: APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.
We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board of Directors or Compensation Committee, which is responsible for the design and administration of our executive compensation program. However, our Board of Directors and Compensation Committee value the opinions of our stockholders expressed through your vote on this proposal. The Board of Directors and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Zosano Pharma Corporation approve, on an advisory basis, the 2020 compensation of Zosano Pharma Corporation’s named executive officers as described in “Executive Compensation” and in the related compensation tables and narrative disclosure set forth in Zosano Pharma Corporation’s Proxy Statement for the 2021 Annual Meeting of Stockholders.”
The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.
The Board of Directors will determine when the next Say-on-Pay advisory vote will be held following consideration of the outcome of the advisory vote on the frequency of future Say-on-Pay votes, included in this Proxy Statement as Proposal 4.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RESOLUTION TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
Background
In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every “One Year,” “Two Years” or “Three Years” or abstaining. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.
We recommend that our stockholders select a frequency of every “One Year.” We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
The frequency that receives the approval of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of “One Year,” “Two Years” or “Three Years” that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

INFORMATION ABOUT COMMON STOCK OWNERSHIP
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 15, 2021 by:
•each of our directors;
•each of our named executive officers; and
•all of our executive officers and directors as a group.
As of April 15, 2021, based on a review of documents required to be filed with the SEC, we did not have any greater-than-5% stockholders.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California, 94555.
Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 106,728,371 shares of our common stock outstanding as of April 15, 2021.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned	Percentage
Directors, Named Executive Officers and Executive Officers:
Steven A. Elms (2)	2,760,976	2.6%
John P. Walker (3)	457,160	*
Steven Lo (4)	317,813	*
Donald Kellerman, Ph.D. (5)	119,585	*
Hayley Lewis (6)	118,469	*
Kenneth Greathouse (7)	57,520	*
Kleanthis Xanthopoulos, Ph.D. (8)	49,077	*
Joseph “Jay” P. Hagan (9)	47,170	*
Linda S. Grais (10)	37,604	*

Current Directors and Executive Officers as a Group (10 persons) (11)	4,032,666	3.7%

*    Less than 1%
(1) Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respects to securities.
(2) Consists of: (i) 2,718,226 shares owned by Aisling Capital IV, LP, whose general partner is Aisling Capital Partners IV, LP, of which Mr. Elms is a member and shares voting and dispositive power. Mr. Elms disclaims beneficial ownership in these shares except to the extent of his pecuniary interest therein; (ii) 35,250 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (iii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(3) Consists of: (i) 109,011 shares of common stock; (ii) 337,464 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 3,185 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(4) Consists of: (i) 281,250 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 36,563 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(5) Consists of: (i) 796 shares of common stock; (ii) 113,305 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 4,688 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(6) Consists of: (i) 238 shares of common stock; (ii) 113,305 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 238 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 4,688 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(7)Consists of: (i) 10,000 shares of common stock; (ii) 40,020 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (iii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(8) Consists of: (i) 1,096 shares of common stock; (ii) 39,685 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(9) Consists of: (i) 39,670 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(10) Consists of: (i) 30,104 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
(11) Consists of: (i) 2,839,367 shares of common stock; (ii) 1,092,657 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 5,015 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 95,627 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.
Policy Regarding Hedging
We have adopted a policy that prohibits our officers, directors and employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms filed electronically with the SEC, and on written representations from certain reporting persons, we believe that during fiscal year 2020 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
Since January 1, 2019, we have engaged in the following transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third-parties.
April 2019 Offering
On April 9, 2019, we entered into an underwriting agreement with Cantor Fitzgerald & Co. providing for the issuance and sale of an aggregate of 5,000,000 shares of common stock. Aisling Capital IV, LP, which at the time was a greater than 5% stockholder, and an affiliate of Steven A. Elms, one of our directors, purchased 428,571 shares at a price of $3.50 per share in the offering. John Walker, our Chief Executive Officer and President at the time of the offering, also purchased 100,000 shares at a price of $3.50 per share in the offering. Due to the timing of the transaction, while our Board of Directors and pricing committee of the Board of Directors approved the transaction, separate Audit Committee approval was not obtained.
December 2019 Registered Direct Offering
On November 27, 2019, we entered into a securities purchase agreement with several institutional investors providing for the issuance and sale of an aggregate of 2,181,034 shares of common stock at a price of $1.45 per share in a registered direct offering. Aisling Capital IV, LP, which at the time was a greater than 5% stockholder and an affiliate of Steven A. Elms, one of our directors, purchased 689,655 shares at a price of $1.45 per share in the offering.
February 2020 Underwritten Offering
On February 14, 2020, we closed an underwritten offering with H.C. Wainwright & Co. for the issuance and sale of (i) 10,146,154 Class A Units, each consisting of one share of common stock and one Series C Warrant (“Series C Warrant”) to purchase one share of common stock, at a public offering price of $0.65 per Class A Unit, and (ii) 2,161,539 Class B Units, each consisting of one Series D Pre-Funded Warrant (“Series D Warrant”) to purchase one share of common stock and one Series C Warrant to purchase one share of common stock, at a public offering price of $0.6499 per Class B Unit. We granted the underwriter a 30-day option to purchase up to an additional 1,846,153 shares of common stock and/or additional Series C Warrants to purchase up to 1,846,153 shares of common stock. The underwriter fully exercised its option to purchase the additional shares and Series C Warrants.
Armistice Capital Master Fund, Ltd. (“Armistice”) purchased 3,500,000 shares of common stock, a Series C Warrant to purchase up to 4,615,385 shares of common stock and a Series D Warrant to purchase up to 1,115,385 shares of common stock in the offering for approximately $3.0 million. As a result of this transaction, Armistice temporarily became a greater than 5% stockholder.
Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) purchased 2,800,000 shares of common stock, a Series C Warrant to purchase up to 3,846,154 shares of common stock and a Series D Warrant to purchase up to 1,046,154 shares of common stock in the offering for approximately $2.5 million. As a result of this transaction, Sabby temporarily became a greater than 5% stockholder.
Telemetry Investments, LLC (“Telemetry”) purchased 1,500,000 shares of common stock and a Series C Warrant to purchase up to 1,500,000 shares of common stock in the offering for approximately $975,000. As a result of this transaction, Telemetry temporarily became a greater than 5% stockholder.
The Series D Warrants had an exercise price of $0.0001 per share, and Armistice and Sabby fully exercised the Series D Warrants in connection with the closing of the offering. The Series C Warrants have an exercise price of $0.65 per share and Armistice and Sabby have fully exercised their Series C Warrants.

March 2020 Registered Direct Offering
On March 4, 2020, we entered into a securities purchase agreement with certain institutional investors for the issuance and sale of an aggregate of (i) 11,903,506 shares of common stock and (ii) warrants to purchase up to a total of 11,903,506 shares of common stock at an offering price of $0.9275 per share and accompanying warrant in a registered direct offering. In the offering, Armistice purchased 2,695,418 shares of common stock and a warrant to purchase up to 2,695,418 shares of common stock for approximately $2.5 million, Sabby purchased 2,695,418 shares of common stock and a warrant to purchase up to 2,695,418 shares of common stock for approximately $2.5 million and Telemetry purchased 1,078,167 shares of common stock and a warrant to purchase up to 1,078,167 shares of common stock for approximately $1.0 million. As of April 28, 2021, Armistice, Sabby and Telemetry had exercised all of their warrants.
Indemnification of Officers and Directors
Our Certificate of Incorporation and our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.
Policies and Procedures for Related Person Transactions
Pursuant to the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving in advance any related person transactions. For the purposes of this policy, a “related person transaction” is any transaction between us and any (a) of our directors or executive officers, (b) nominee for election as a director, (c) person known to us to own more than five percent of any class of our voting securities, or (d) member of the immediate family of any such person, if the nature of such transaction is such that it would be required to be disclosed under Item 404 of Regulation S-K (or any similar successor provision).
In determining whether to approve a related person transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITOR
Audit Committee Report
The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (SEC) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.
The Audit Committee operates under a written charter adopted by the Board of Directors. The primary role of our Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.
Management is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and our independent auditor, and has also met separately with our independent auditor, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2020 with management and the independent auditor. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the above-mentioned reviews and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that Zosano Pharma Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC.
Audit Committee of the Board of Directors

Joseph "Jay" Hagan, Chair
Linda Grais, M.D., J.D.
Kenneth Greathouse

Our Auditor
On May 28, 2019, our Audit Committee dismissed Marcum LLP (“Marcum”) as our independent registered public accounting firm and appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. We expect that representatives of Deloitte will attend the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Audit fees (1)	$611,952	$462,580
Audit-related fees (2)	—	5,150
Tax fees (3)	54,550	67,782
All other fees (4)	—	—
Total fees	$666,502	$535,512

(1) Represents fees for professional services primarily related to the audit of our annual financial statements, the review of our quarterly financial statements; comfort letters, consents and assistance with the review of documents filed with the SEC; and other accounting services necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2) Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3) Represents fees for preparation of federal and state tax returns and for tax advice.
(4) Represents any other fees billed by our principal accountant and not reported under “Audit Fees,” “Audit-related fees,” and “Tax fees.”
Pre-Approval Policies and Procedures
Our Audit Committee’s pre-approval policies or procedures do not allow our management to engage our independent registered public accounting firm to provide any audit, review or attestation services or any permitted non-audit services without specific Audit Committee pre-approval of the engagement for those services. All of the services provided by Deloitte & Touche LLP during 2020 and 2019 were pre-approved.
Whistleblower Procedures
Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics. See “Information About Our Board of Directors and Management—Code of Business Conduct and Ethics; Corporate Governance Guidelines” in this proxy statement.

OTHER MATTERS
Other Business
Neither we nor our Board of Directors intend to propose any matters of business at the annual meeting other than the proposals described in this proxy statement. Neither we nor our Board of Directors know of any matters to be proposed by others at the annual meeting.
Stockholder Proposals for 2022 Annual Meeting
Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2022 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than December 29, 2021 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2022 annual meeting.
Stockholder proposals intended to be presented at our 2022 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on March 12, 2022, nor earlier than February 10, 2022, together with all supporting documentation and information required by our Bylaws. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
In order to have a director candidate considered by the Nominating and Corporate Governance Committee of our Board of Directors, the recommendation must be submitted to our Secretary at the address set forth on the first page of this proxy statement no later than the close of business on March 12, 2022, nor earlier than February 10, 2022, and must include all supporting documentation and information required by our Bylaws.

ZOSANO PHARMA CORPORATION
34790 ARDENTECH COURT
FREMONT, CA 94555

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZSAN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49756-P51574

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOSANO PHARMA CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect two Class I directors to serve until the 2024 annual meeting of stockholders or until their respective successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Linda Grais
02) Steven Lo

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Zosano Pharma Corporation (the "Company") for the fiscal year ending December 31, 2021.	☐	☐	☐
3. The approval, on an advisory (non-binding) basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. The approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D49757-P51574

ZOSANO PHARMA CORPORATION
Annual Meeting of Stockholders
June 10, 2021, 8:30 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven Lo and Christine Matthews, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOSANO PHARMA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Pacific Time on June 10, 2021 at www.virtualshareholdermeeting.com/ZSAN2021, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side